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                                                                    Exhibit 4.17

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                               AMENDMENT NO. 1 TO
                             SECOND PLEDGE AGREEMENT

                        ---------------------------------

                                      From

                            HORSESHOE GAMING, L.L.C.,

                                   in Favor of

                     UNITED STATES TRUST COMPANY OF NEW YORK

                           FOR THE RATABLE BENEFIT OF

                                 THE HOLDERS OF

                   12.75% SENIOR NOTES DUE SEPTEMBER 30, 2000

                                    ISSUED BY

                            HORSESHOE GAMING, L.L.C.

                        ---------------------------------

                            Dated as of May 11, 1999

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      AMENDMENT NO. 1 TO SECOND PLEDGE AGREEMENT, dated as of May 11, 1999, from
HORSESHOE GAMING, L.L.C. (the "Company") in favor of UNITED STATES TRUST COMPANY OF NEW YORK for the ratable benefit of the Holders of the 12.75% Senior Notes due September 30, 2000 (the "Senior Notes") issued by the Company.

                                    RECITALS

      WHEREAS, the Company has heretofore executed and delivered a Second Pledge Agreement dated as of October 10, 1995 (the "Pledge Agreement"), providing that the Company pledge for the ratable benefit of the Holders of the Senior Notes a security interest in the Pledged Collateral;

      WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 20, 1999, the Company solicited consents to various amendments and waivers (the "Amendments and Waivers") from the holders of the Senior Notes to and under certain Security Documents, including the Pledge Agreement intended to increase the Company's operating and financial flexibility and to accommodate the Company's acquisition by means of merger of the operating subsidiaries of Empress Entertainment, Inc.;

      WHEREAS, the requisite consents of the Holders of the Senior Notes have been obtained and the Company now desires to amend the Pledge Agreement pursuant to and in accordance with the provisions of Section 10 thereof to give effect to the Amendments and Waivers; and

      WHEREAS, the execution and delivery of this Amendment No. 1 to the Pledge Agreement (this "Amendment") has been authorized by a resolution of the Board of Directors of the managing member of the Company.


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      NOW, THEREFORE, in consideration of the above premises, the Company hereby agrees, for the equal and ratable benefit of the Holders of the Senior Notes, as follows:

                                    ARTICLE I

                             AMENDMENTS AND WAIVERS

      Section 1.1 Amendment to Section 8.1 (Limitation on Liens).

                  Section 8.1 is hereby deleted in its entirety.

      Section 1.2 Amendments to Section 8.2 (Continuous Perfection).

                  Section 8.2 is hereby deleted in its entirety.

      Section 1.3 Waiver.

                  The Holders waive compliance by the Company with any provisions of the Pledge Agreement, the Indenture, the Senior Notes or the other Security Documents which would prohibit or, with the passage of time or otherwise, be violated by, any component of the Merger (as defined in the Agreement and Plan of Merger) and any transactions contemplated by the Agreement and Plan of Merger, dated as of September 2, 1998, as amended, by and between the Company, and certain of its subsidiaries, and Empress Entertainment, Inc., and certain of its subsidiaries (the "Agreement and Plan of Merger"), including, without limiting the generality of the foregoing, the incurrence of indebtedness to finance such transactions, the granting and priority of liens to secure such indebtedness and the perfection of such liens. This waiver shall not apply to any such provision which, pursuant to the Indenture or the Pledge Agreement, may not be waived without the consent of each Holder of Senior Notes that remain outstanding.


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                                   ARTICLE II

                                  MISCELLANEOUS

      Section 2.1 Amendment Controls. To the extent of any inconsistency, ambiguity or conflict between the terms of the Pledge Agreement and this Amendment, this Amendment shall govern and control.

      Section 2.2 Terms Defined. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings specified in the Indenture.

      Section 2.3 Confirmation of Terms. Except as amended hereby, the Pledge Agreement is in all respects ratified and confirmed and all the terms shall remain in full force and effect.

      Section 2.4 Governing Law. The laws of the State of New York shall govern this Amendment, without regard to principles of conflicts of laws.

      Section 2.5 Successors. All agreements of the Company in this Amendment shall bind its successors.

      Section 2.6 Effectiveness. The provisions of this Amendment will take effect immediately upon its execution and delivery by the Company.


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      IN WITNESS WHEREOF, the party hereto has caused this Amendment to be duly executed by its authorized officer as of the date first written above.

                                     HORSESHOE GAMING, L.L.C.

                                     By: HORSESHOE GAMING, INC., its Manager

                                     By: /s/ Jack B. Binion
                                         --------------------------------------
                                         Name: Jack B. Binion
                                         Title: Chairman of the Board and Chief
                                                Executive Officer

ACKNOWLEDGED AND ACCEPTED
THIS __ DAY OF MAY, 1999

NEW GAMING CAPITAL PARTNERSHIP

By: HORSESHOE GP, INC.
    its general partner

By: /s/ Jack B. Binion
    --------------------------
    Name:
    Title:


ROBINSON PROPERTY GROUP LIMITED PARTNERSHIP

By: HORSESHOE GP, INC.
    its general partner

By: /s/ Jack B. Binion
    --------------------------
    Name:
    Title:


HORSESHOE GP, INC.

By: /s/ Jack B. Binion
    --------------------------
    Name:
    Title:
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HORSESHOE VENTURES, L.L.C.

By: HORSESHOE GAMING, L.L.C.
By: HORSESHOE GAMING, INC.

By: /s/ Jack B. Binion
    --------------------------
    Name: Jack B. Binion
    Title: Chairman of the Board and Chief
           Executive Officer